Exhibit 10.1

May 24, 2016

RREEF Property Trust, Inc.
345 Park Avenue, 24th Floor
New York, NY 10154
Attention: Mr. James N. Carbone

Re: Amendment to Extend Altus Valuation Advisory Services

Dear Ladies and Gentlemen:

Altus Group US Inc. ("we" or "us" or “Altus Group”) is pleased to have the opportunity to continue providing real property valuation advisory services to RREEF Property Trust, Inc. (“you" or "Client" or "Company"). This letter amends the term of the agreement and the professional fees (Schedule A) set forth in the original engagement letter titled Altus Valuation Advisory Services and dated December 20, 2012.

Aside from changes to the term of the agreement and the professional fees detailed below, all other terms and conditions under the original engagement letter are intended to remain unchanged.

1)	The term indicated under the paragraph titled Term of the Agreement will be amended as follows:

The term of this agreement shall be for one year (commencing 2Q 2016), with two successive one-year renewal options.

2)	The fees detailed under Schedule A and titled Professional Fees will be amended as follows:

A. Quarterly Valuation Services and Daily Valuation Services - Annual per Asset fees (payable quarterly) will be structured as follows:

$11,800 for the first 25 Assets in the Company;
$12,000 for the 26th Asset through the 50th Asset in the Company;
$10,000 for the 51st Asset through the 100th Asset in the Company;
$ 9,000 for the 101st Asset in the Company and above;

B. Initial Set-up Fees - A per Asset set-up fee of $400 will be due upon acquisition by the Company of its 26th Asset and for each subsequent Asset acquisition.

C. In the event that the Advisor requests a Restricted Use Appraisal on a particular Asset, as described above in “Additional Documentation,” an additional fee of $500 per report (per Asset) shall apply.

Fees correspond to the scope of services outlined above and reflect the anticipated number of Assets owned by the Company and the Advisor’s current projections on the potential timing of acquisitions.

Ten (10) business days prior to the beginning of each quarter, the Advisor and Altus will agree on the Asset list for the coming quarter.

Fees for Assets which are sold intra-quarter shall be billed at the end of the quarter, while fees for Assets acquired intra-quarter will not be billed until the beginning of the subsequent quarter. These Assets shall be carried at cost in the Daily Accrual Schedule. Any work outside the scope of any agreed upon services (“Additional Work”) may result in a fee change. Any Additional Work will be agreed upon in writing, 30 days prior to the work commencing, at a mutually agreed upon fee.

If this letter correctly states your understanding and agreement to extend the engagement letter dated December 20, 2012, please sign the enclosed confirmation copy and return it to us, as your authorization for us to proceed with the assignment.

We appreciate the opportunity to be of service.

Sincerely,

Altus Group US Inc.

By:

/s/ Richard Kalvoda
Richard Kalvoda Senior Executive Vice President

ACKNOWLEDGED AND AGREED:

RREEF Property Trust, Inc. Signature of client official:	/s/ Eric Russell
Please print name:	Eric Russell
Title:	Chief Financial Officer
Date:	June 1, 2016

RREEF America L.L.C. Signature of client official:	/s/ Julianna Ingersoll
Please print name:	Julianna Ingersoll
Title:	Vice President
Date:	June 1, 2016

Signature of client official:	/s/ Vikram Mehra
Please print name:	Vikram Mehra
Title:	Director
Date:	June 1, 2016